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                                   EXHIBIT 28



                             UNIPROP INCOME FUND II
                            2001 PROPERTY APPRAISALS

Cushman & Wakefield has recently completed market value appraisals of Uniprop Income Fund II's nine properties. The table below sets forth certain appraisal information for each property, as well as a comparison to the original cash purchase price:

(IN $1,000)

                                                            CASH
                    3/01         3/00        00/01        PURCHASE        00CPP
PROPERTY          APPRAISALS  APPRAISALS     VARIANCE      PRICE          VARIANCE

Ardmor Village     $  7,900   $  7,750          1.8%    $ 5,316            48.6%
Camelot Manor         7,100      7,000          1.4%      4,600            54.3%
Country Roads         2,700      2,600          3.7%      3,183           (15.1%)
Dutch Hills           6,200      6,000          3.2%      4,198            47.6%
El Adobe             12,500     12,500          0.0%      7,400            68.9%
Paradise Village      8,800      8,800          0.0%      8,800             0.0%
Stonegate Manor       7,100      7,000          1.4%      4,652            52.6%
Sunshine Village     11,700     11,500          1.7%      6,092            92.0%
West Valley          17,600     17,500          0.5%     11,448            53.7%
                   --------   --------         -----   --------           ------

Grand Total:       $ 81,600   $ 80,650          125%   $ 55,689            44.8%


                     2001 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 2001 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each Unit, based on the following assumptions:

-        Sale of the Properties in March 2001 for their appraised value.

-        Costs and selling expenses are 3.0% of the sale price.

-        Tax consequences of a sale are not taken into consideration.

The estimated net asset value of each unit, assuming the sale of the properties at their present appraised value is $15.12 calculated as follows:

                  Aggregate appraised value:             $81,600,000

                  Less:    Selling Expenses (3.0%)         2,448,000
                           Mortgage Debt:                 29,209,358
                                                          ----------

                  Net Sales Proceeds:                    $49,942,642
                                                         -----------

                  Number of Units:                         3,303,387
                  Net Sales Proceeds per unit:                $15.12